Exhibit 5
Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis
Professional Association
2700 Bank of America Plaza
Tampa, FL 33602
July 25, 2008
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	Chico’s FAS, Inc. — Registration Statement on Form S-8 Amended and Restated 2002 Omnibus Stock and Incentive Plan
Ladies and Gentlemen:
We have represented Chico’s FAS, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “S-8 Registration Statement”) relating to the offering by the Company (the “Offering”) of 10,000,000 shares of the Company’s Common Stock under the Company’s Amended and Restated 2002 Omnibus Stock and Incentive Plan (the “Plan”). This opinion is being provided as Exhibit 5 to the S-8 Registration Statement.
In our capacity as counsel to the Company in connection with the S-8 Registration Statement and the Offering, we have examined and are familiar with: (1) the Company’s Articles of Incorporation and Bylaws, each as currently in effect, (2) the Plan, (3) the S-8 Registration Statement and (4) such other corporate records and documents and instruments as in our opinion are necessary or relevant as the basis for the opinions expressed below.
As to various questions of fact material to our opinion, we have relied without independent investigation on statements or certificates of officials and representatives of the Company, the Department of State of the State of Florida and others. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other exact copies.
We express no opinion as to the law of any jurisdiction other than of the State of Florida and the federal laws of the United States of America.
Based upon and in reliance on the foregoing, we are of the opinion that:
1.	The Company is a validly existing corporation under the laws of the State of Florida and its status is active.

2.	The Plan has been authorized by all necessary corporate action of the Company.

3.	When the following events shall have occurred:
a.	the S-8 Registration Statement shall have become effective in accordance with the Securities Act of 1933, as amended,

b.	the consideration specified in the Plan and in the instrument of grant covering the shares of restricted stock granted under the Plan shall have been received, and

c.	the certificates representing such shares shall have been duly executed, counter-signed and issued by or on behalf of the Company, the shares of Common Stock so offered and sold in the Offering will be duly authorized, validly issued, fully paid and non-assessable shares of the capital stock of the Company.
     We hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement.

Sincerely, TRENAM, KEMKER SCHARF, BARKIN FRYE, O’NEILL & MULLIS Professional Association
By:	/s/ RICHARD M. LEISNER
Richard M. Leisner